Exhibit 11

                    WATKINS-JOHNSON COMPANY AND SUBSIDIARIES

                   COMPUTATION OF NET INCOME PER COMMON SHARE
                (Dollars in thousands, except per share amounts)



                                                     For Three Months Ended
                                                --------------------------------
                                                March 28, 1997    March 29, 1996
                                                --------------    --------------

For primary net income per share:

         Weighted average shares
                outstanding                         8,298,000          8,136,000

         Equivalent shares--dilutive
                stock options--based on
                treasury stock method using
                average market price                  189,000            447,000
                                                     --------           --------

         Total                                      8,487,000          8,583,000
                                                   ==========         ==========

For fully diluted net income per share:

         Weighted average shares
                outstanding                         8,298,000          8,136,000

         Equivalent shares--dilutive
                stock options--based on
                treasury stock method using
                greater of closing market
                price or average price                189,000            447,000
                                                     --------           --------

         Total                                      8,487,000          8,583,000
                                                   ==========         ==========


Net Income                                             $2,478             $6,434
                                                       ======             ======

Primary net income per share                             $.29               $.75
                                                         ====               ====

Fully diluted net income per share                       $.29               $.75
                                                         ====               ====



This   calculation  is  submitted  in  accordance   with  Regulation  S-K,  Item
601(b)(11).

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